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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 4, 1997, accompanying the financial statements of BindView Development Corporation contained in the Registration Statement and Prospectus of BindView Development Corporation on Form S-1 (File No. 333-52883), which is incorporated by reference in this Registration Statement on Form S-8 relating to the BindView Development Corporation Incentive Stock Option Plan, the BindView Development Corporation 1997 Incentive Plan, the BindView Development Corporation Omnibus Incentive Plan and the BindView Development Corporation 1998 Non-Employee Director Stock Option Plan. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.


Grant Thornton LLP


Houston, Texas
July 24, 1998.